Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2011

SAN FRANCISCO--(BUSINESS WIRE)--April 26, 2011--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the first quarter of 2011.

Highlights for the First Quarter of 2011.

  CAI reported net income attributable to CAI common stockholders for the first quarter of 2011 of $0.65 per fully diluted share, a 282% increase compared to $0.17 per fully diluted share during the first quarter of 2010 and a 14% increase as compared to $0.57 per fully diluted share in the fourth quarter of 2010.
  An increase in residual value estimates used in CAI’s calculations of depreciation reduced depreciation expense $0.7 million for the first quarter 2011 and contributed $0.03 to net income attributable to CAI common stockholders.
  During the quarter CAI sold approximately 3,400 TEUs to an Asian investor group and entered into a long term management agreement which resulted in a $1.4 million gain on sale of container portfolios.
  Average utilization for the first quarter of 2011 and the fourth quarter of 2010 was 98.0%.
  During the quarter CAI reduced by $0.9 million the bad debt provision related to one customer.

CAI today reported net income attributable to CAI common stockholders of $12.8 million in the first quarter of 2011 as compared to net income attributable to CAI common stockholders of $3.0 million during the first quarter of 2010. Fully diluted earnings per share in the first quarter of 2011 was $0.65, on 19.8 million average shares outstanding, as compared to fully diluted earnings per share of $0.17 on 18.0 million average shares outstanding during the first quarter of 2010.

Total revenue for the first quarter of 2011 was $27.7 million as compared to $15.2 million for the first quarter of 2010. Container rental revenue was $22.4 million as compared to $12.3 million in the first quarter of 2010. The increase in the container rental income was primarily due to a 58% increase in the average number of TEUs of owned containers on lease and an 8.3% increase in the average utilization of our owned fleet as compared to the three months ended March 31, 2010. Management fee revenue was $3.5 million as compared to $2.2 million of management fee revenue reported in the first quarter of 2010. Finance lease income in the first quarter of 2011 remained unchanged at $0.4 million as compared to the first quarter of 2010.

CAI has conducted a review of historical disposal experience and has decided to increase the estimated residual values used in its equipment depreciation calculations beginning January 1, 2011 (see the residual value table for the primary assets in CAI’s fleet after the consolidated financial statements herein). For the fleet owned at the beginning of the year, the increase in estimated residual values will result in a reduction of depreciation expense of approximately $2.8 million in 2011 (approximately $0.12 of earnings per share on an annual basis). For the first quarter of 2011 the change in residual value estimates reduced depreciation by approximately $0.7 million. CAI does not expect that the change in residual estimates will have a material effect on the reported gain on disposition of equipment over the next several years since the equipment estimated to be sold during the coming years have already been substantially depreciated.

Masaaki (John) Nishibori, CEO of CAI, commented, “We are very pleased with the earnings growth for our company this quarter. During the first quarter we exhibited good sequential earnings growth, just as we did in the fourth quarter of 2010. We remain optimistic about overall container demand in 2011 and expect equipment on lease to increase during the second quarter. Most of our customers have asked for equipment to be leased during the second quarter and as expected the first quarter equipment on lease were relatively modest. CAI’s overall utilization during the quarter was supported by customers deciding to hold on to existing equipment on lease for use later in 2011, rather than purchasing newer, more expensive equipment from the factories.

He continued, “During the quarter, we accepted into our owned fleet 55,000 TEUs of equipment, the majority of which is already targeted for leases with our customers. We expect to continue investing over the coming months as demand for containers has traditionally increased during the second and third quarters. Demand for containers is being driven primarily by increased trade activity around the globe. Clarkson Research, a shipping industry research firm, in April was forecasting world containerized trade growth of 9.7% in 2011.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
UNAUDITED

	March 31, 2011	December 31, 2010
ASSETS
Cash	$13,846	$14,393
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,345 and $2,182 at March 31, 2011 and December 31, 2010, respectively	20,425	20,874
Accounts receivable (managed fleet)	18,412	19,496
Current portion of direct finance leases	3,506	3,948
Prepaid expenses	6,816	6,645
Deferred tax assets	1,800	1,931
Other current assets	470	1,364
Total current assets	65,275	68,651
Container rental equipment, net of accumulated depreciation of $89,226 and $85,596 at March 31, 2011 and December 31, 2010, respectively	647,412	530,939
Net investment in direct finance leases	8,293	7,886
Furniture, fixtures and equipment, net of accumulated depreciation of $662 and $548 at March 31, 2011 and December 31, 2010, respectively	2,307	2,383
Intangible assets, net of accumulated amortization of $6,386 and $5,982 at March 31, 2011 and December 31, 2010 respectively	3,320	3,593
Total assets	$726,607	$613,452

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$2,357	$2,411
Accrued expenses and other current liabilities	5,291	5,408
Due to container investors	22,838	23,283
Unearned revenue	6,066	5,724
Current portion of term loans	15,600	24,800
Current portion of capital lease obligations	3,857	4,438
Rental equipment payable	122,052	88,097
Total current liabilities	178,061	154,161
Revolving credit facility	121,100	51,600
Term loans	174,500	169,200
Deferred income tax liability	30,411	30,226
Capital lease obligations	10,344	10,509
Income taxes payable	82	82
Total liabilities	514,498	415,778

Stockholders' equity:
Common stock, par value $.0001 per share ; authorized 84,000,000 shares; issued and outstanding, 19,295,359 shares at March 31, 2011, and December 31, 2010, respectively	2	2
Additional paid-in capital	127,234	127,064
Accumulated other comprehensive loss	(1,240)	(2,510)
Retained earnings	67,839	55,043
Total CAI stockholders' equity	193,835	179,599
Non-controlling interest	18,274	18,075
Total stockholders' equity	212,109	197,674
Total liabilities and stockholders' equity	$726,607	$613,452

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
UNAUDITED

	Three Months Ended March 31,
	2011	2010
Revenue:
Container rental revenue	$22,385	$12,344
Management fee revenue	3,515	2,181
Gain on sale of container portfolios	1,410	266
Finance lease income	432	402
Total revenue	27,742	15,193

Operating expenses:
Depreciation of container rental equipment	6,736	4,207
Amortization of intangible assets	343	354
Impairment of container rental equipment	5	17
Gain on disposition of used container equipment	(3,615)	(1,420)
Storage, handling and other expenses	1,095	2,191
Marketing, general and administrative expense	4,602	4,949
Loss (gain) on foreign exchange	60	181
Total operating expenses	9,226	10,479

Operating income	18,516	4,714

Interest expense	2,974	857
Interest income	(3)	(32)
Net interest expense	2,971	825

Net income before income taxes and non-controlling interest	15,545	3,889

Income tax expense	2,550	840

Net income	12,995	3,049
Less: Net income attributable to non-controlling interest	(199)	-
Net income attributable to CAI common stockholders:	$12,796	$3,049
Net income per share attributable to CAI common stockholders:
Basic	$0.66	$0.17
Diluted	$0.65	$0.17
Weighted average shares outstanding :
Basic	19,295	17,906
Diluted	19,758	18,038

	Current Residual Value Estimate After Change	Prior Residual Value Estimate
20 Foot Standard Dry Van	$950	$850
40 Foot Standard Dry Van	$1,150	$950
40 Foot High Cube Dry Van	$1,300	$1,000
40 Foot High Cube Reefer	$3,000	15% of Original Equipment Cost at the end of 15 years

	As of March 31, 2011	As of March 31, 2010
	(unaudited)
Managed fleet in TEUs	470,118	508,933
Owned fleet in TEUs	393,063	259,186

Total	863,181	768,119

Conference Call

A conference call to discuss financial results for the first quarter of 2011 will be held on Tuesday, April, 26, 2011 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9148; outside of the U.S., call 1-760-536-5211. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q1 2011 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2011, the company operated a worldwide fleet of approximately 863,000 TEUs of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, Chief Operating Officer, 415-788-0100
vgarcia@capps.com